As filed with the Securities and Exchange Commission on April 7, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CPI AEROSTRUCTURES, INC.

(Exact Name of Registrant as Specified in its Charter)

New York	11-2520310
(State of Incorporation)	(I.R.S. Employer Identification Number)

200A Executive Drive
Edgewood, New York 11717
(631) 586-5200

(Address and telephone number of principal executive offices)

Edward J. Fred
Chief Executive Officer and President
CPI Aerostructures, Inc.
200A Executive Drive
Edgewood, NY 11717
(631) 586-5200

(Name, address and telephone number of agent for service)

Copies to:
David Alan Miller, Esq.
Graubard Miller
600 Third Avenue
New York, New York 10016
(212) 818-8800
(212) 818-8881 – Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ______________

If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

Calculation of Registration Fee

Title of Shares to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	220,000	$10.01	$2,202,200.00	$279.02
TOTAL FEE				$279.02

(1)	Represents shares of common stock to be sold from time to time for the account of some of our shareholders. These shares are issuable by us to these persons upon their exercise of warrants or options. Pursuant to Rule 416, this registration statement also covers any additional shares that may be issuable by virtue of the anti-dilution provision contained in the warrants and options.
(2)	Based upon the average of the high and low prices of the common stock, as reported by the American Stock Exchange on April 1, 2004, in accordance with Rule 457(c) of the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is incomplete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale of these securities is not permitted.

Subject to Completion, dated April 7, 2004

Prospectus

CPI AEROSTRUCTURES, INC.

220,000 Shares of Common Stock

This prospectus relates to up to 220,000 shares of common stock of CPI Aerostructures, Inc. that may be offered for resale for the account of the shareholders set forth in this prospectus under the heading "Selling Shareholders" beginning on page 7.

Our common stock is traded on The American Stock Exchange, under the symbol CVU. On April 1, 2004, the last reported sale price of our common stock was $10.01.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Business Summary

CPI Aerostructures, Inc. is engaged in the contract production of structural aircraft parts principally for the United States Air Force and other branches of the U.S. armed forces. We also provide aircraft parts to the commercial sector of the aircraft industry but we believe that significantly weaker business prospects exist in this sector. Our strategy for growth includes de-emphasizing our commercial operations and concentrating on government and military sales. 98% of our revenues for 2003 and all of our revenues of 2002 were derived from government contract sales.

We operate as a "mini-prime" contractor supplying structural aircraft parts under prime contracts with several branches of the U.S. Government. In that capacity, we deliver skin panels, leading edges, flight control surfaces, engine components, wing tips, cowl doors, nacelle assemblies and inlet assemblies for military aircraft such as the C-5A "Galaxy" cargo jet, the T-38 "Talon" jet trainer, the C-130 "Hercules" cargo jet, the A-10 "Thunderbolt" or "Warthog" attack jet and the E-3 "Sentry" AWACS jet. We also supply commercial aircraft products including aprons and engine mounts, which attach jet engine housings to aircraft such as the Lear 60 and Gulfstream 200 (formerly Astra Galaxy) business jets. Our products are sub-assemblies, a series of parts fixed together to form a larger unit that will comprise a part of a complex aerodynamic structure. In conjunction with our assembly operations, we provide engineering, technical and program management services to our customers.

Due to budget constraints in the mid to late 1990s, the Clinton Administration closed several military installations and as a result began outsourcing many functions, including the assembly of aircraft structural component parts into subassemblies. Until then, the military had performed this function internally. The ability to manage the bidding process, subcontract production of components and assemble components into subassemblies is our core competency and the government's decision to outsource this function has resulted in increased business opportunities for us.

CPI has 23 years experience as a prime contractor, completing over 1,300 contracts to date. Most members of our management team have held management positions at large defense contractors, including Grumman, Lockheed and Fairchild. Our technical team possesses extensive technical expertise and program management, and integration capabilities. Our competitive advantage lies in our ability to offer large contractor capabilities with the flexibility and responsiveness of a small company, while staying competitive in cost and delivering superior quality products. While the larger prime contractors compete for significant modification awards and subcontract components to other suppliers, they generally do not compete for awards for smaller modifications or spares and repair parts, even for planes for which they are the original manufacturer. We also qualify as a small business because we have less than 1,000 employees, and this allows us to compete on military awards set aside for companies with this small business status.

While historically the majority of our contracts have been valued below $200,000, we recently competed for, and were awarded, significantly larger contracts, including an estimated $61 million award for the T-38 "Talon" jet trainer. We intend to continue to bid on these larger contracts. We believe that our improved financial condition as a result of our February 2003 public offering and our success with the T-38 program will allow us to compete more effectively for larger awards in the future.

CPI was incorporated under the laws of the State of New York in January 1980 under the name Composite Products International, Inc. CPI changed its name to Consortium of Precision Industries, Inc. in April 1989 and to CPI Aerostructures, Inc. in July 1992.

Our principal office is located at 200A Executive Drive, Edgewood, New York 11717 and our telephone number is (631) 586-5200.

Risk Factors

You should consider the following risks carefully in evaluating us and our business before making an investment decision. The risks described below are not the only risks we face. Additional risks may also impair our business operations. If any of the following risks occur, our business, results of operations or financial condition could be materially adversely affected. If that happens, the trading price of our common shares could decline, and you may lose all or part of your investment.

Risks related to our business

We depend on government contracts for most of our revenues.

We are a supplier, either directly or as a subcontractor, to the U.S. government and its agencies, principally the U.S. Air Force. 98% of revenues for 2003 and all of our revenues for 2002 were derived from government contract sales. One of our contracts, for the T-38 "Talon", accounted for 29.6% of our revenue for 2003. We depend on these government contracts for most of our business. If we are suspended or debarred from contracting with the U.S. government, if our reputation or relationship with individual federal agencies were impaired, or if the government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, our business, prospects, financial condition and operating results would be materially adversely affected.

We face risks relating to government contracts.

There are inherent risks in contracting with the U.S. government, including risks that are peculiar to the defense industry, which could have a material adverse effect on our business, prospects, financial condition and operating results. All contracts with the U.S. government contain provisions and are subject to laws and regulations that give the government rights and remedies not typically found in commercial contracts, including rights that allow the government to:

•	terminate contracts for convenience in whole or in part at any time;

•	reduce or modify contracts or subcontracts if its requirements or budgetary constraints change;

•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	adjust contract costs and fees on the basis of audits completed by its agencies;

•	claim rights in products and systems produced by us;

•	suspend or debar us from doing business with U.S. government; and

•	control or prohibit the export of our products.

If the U.S. government terminates a contract for convenience, we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, we may not recover even those amounts, and instead may be liable for excess costs incurred by the government in procuring undelivered items and services from another source.

We have risks associated with competing in the bidding process for U.S. government contracts.

We obtain many of our U.S. government contracts through a competitive bidding process. In the bid process, we face the following risks:

•	We must bid on programs in advance of their completion, which may result in unforeseen technological difficulties or cost overruns;

•	We must devote substantial time and effort to prepare bids and proposals for competitively awarded contracts that may not be awarded to us; and

•	Awarded contracts may not generate sales sufficient to result in profitability.

We are subject to strict governmental regulations relating to the environment, which could result in fines and remediation expense in the event of non-compliance.

We are required to comply with extensive and frequently changing environmental regulations at the federal, state and local levels. Among other things, these regulatory bodies impose restrictions to control air, soil and water pollution, to protect against occupational exposure to chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous substances into the environment. This extensive regulatory framework imposes significant compliance burdens and risks on us. In addition, these regulations may impose liability for the cost of removal or remediation of certain hazardous substances released on or in our facilities without regard to whether we knew of, or caused, the release of such substances. Furthermore, we are required to provide a place of employment that is free from recognized and preventable hazards that are likely to cause serious physical harm to employees, provide notice to employees regarding the presence of hazardous chemicals and to train employees in the use of such substances. Our operations require the use of a limited amount of chemicals and other materials for painting and cleaning that are classified under applicable laws as hazardous chemicals and substances. If we are found not to be in compliance with any of these rules, regulations or permits, we may be subject to fines, remediation expenses and the obligation to change our business practice, any of which could result in substantial costs that would adversely impact our business operations and financial condition.

We may be subject to fines and disqualification for non-compliance with Federal Aviation Administration regulations.

We are subject to regulation by the Federal Aviation Administration under the provisions of the Federal Aviation Act of 1958, as amended. The FAA prescribes standards and licensing requirements for aircraft and aircraft components. We are subject to inspections by the FAA and may be subjected to fines and other penalties (including orders to cease production) for noncompliance with FAA regulations. Our failure to comply with applicable regulations could result in the termination of or our disqualification from some of our contracts, which could have a material adverse effect on our operations.

We utilize the percentage of completion method of accounting which involves considerable use of estimates in determining revenues, costs and profits and in assigning amounts to accounting periods.

We recognize revenue from our contracts over the contractual period under the percentage-of-completion (POC) method of accounting. Under the POC method of accounting, sales and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at the completion of the contract. Recognized revenues that will not be billed under the terms of the contract until a later date are recorded as an asset captioned "Costs and estimated earnings in excess of billings on uncompleted contracts." Contracts where billings to date have exceeded recognized revenues are recorded as a liability captioned "Billings in excess of costs and estimated earnings on uncompleted contracts." Changes to the original estimates may be required during the life of the contract. Estimates are reviewed monthly and the effect of any change in the estimated gross margin percentage for a contract is reflected in cost of sales in the period the change becomes known. The use of the POC method of accounting involves considerable use of estimates in determining revenues, costs and profits and in assigning the amounts to accounting periods. As a result, there can be a significant disparity between earnings (both for accounting and taxes) as reported and actual cash received by us during any reporting period. We continually evaluate all of the issues related to the assumptions, risks and uncertainties inherent with the application of the POC method of accounting, however we cannot assure you that our estimates will be accurate. If our estimates are not accurate or a contract is terminated, we will be forced to adjust revenue in later periods. Furthermore, even if our estimates are accurate, we may have a shortfall in our cash flow and we may need to borrow money to pay taxes until the reported earnings materialize to actual cash receipts.

If the contracts associated with our backlog were terminated, our financial condition would be adversely affected.

The maximum contract value specified under each government contract that we enter into is not necessarily indicative of the revenues that we will realize under that contract. Because we may not receive the full amount we expect under a contract, we may not accurately estimate our backlog because the actual accrual of revenues on programs included in backlog may never occur or may change. Cancellations of pending contracts or terminations or reductions of contracts in progress could have a material adverse effect on our business, prospects, financial condition or results of operations. As of December 31, 2003, our backlog was $76,641,831, of which 45% was funded and 55% was unfunded.

We may be unable to retain personnel who are key to our operations.

Our success, among other things, is dependent on our ability to attract and retain highly qualified senior officers and engineers. Competition for key personnel is intense. Our ability to attract and retain senior officers and experienced, top rate engineers is dependent on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent. The inability to hire and retain these persons may adversely affect our production operations and other aspects of our business.

Use of Proceeds

All of the shares being offered by this prospectus are for the account of the selling shareholders. We will not receive any proceeds from the sale of the shares by the selling shareholders. Some of the shares that will be sold by the selling shareholders, however, are issuable upon exercise of options or warrants. If all of the purchase options and warrants are fully exercised for cash, we will receive an aggregate of $926,200. We intend to use any proceeds from the exercise of the options and warrants for working capital and general corporate purposes.

Selling Shareholders

The following table provides certain information with respect to the selling shareholders' beneficial ownership of our common stock as of April 1, 2004, and as adjusted to give effect to the sale of all of the shares offered hereby. See "Plan of Distribution." Each selling shareholder possesses sole voting and investment power with respect to the securities shown. See the text following the footnotes for a description of the transaction in which our securities were issued to the selling shareholders.

Name	Shares Beneficially Owned Before Offering			Number of Shares Offered	Shares Beneficially Owned After Offering
	Number of Shares(1)		Percentage (%)		Number of Shares	Percentage (%)
EarlyBirdCapital, Inc.	37,500	(2)	*	37,500	-0-	*
David M. Nussbaum	95,000	(2)(3)	2.0	95,000	-0-	*
Steven Levine	30,000	(2)	*	30,000	-0-	*
Robert Gladstone	22,500	(2)	*	22,500	-0-	*
Roger Gladstone	10,000	(2)	*	10,000	-0-	*
Nitika Nath	5,000	(2)	*	5,000	-0-	*
John Aneralla	20,100	(4)	*	20,000	100	*

*	Less than 1%.
(1)	Rule 13d-3 of the Exchange Act generally excludes shares underlying options and/or warrants not exercisable within the next 60 days.
(2)	Represents shares of common stock issuable upon the exercise of warrants.
(3)	Mr. Nussbaum was issued warrants to purchase 45,000 shares of common stock in connection with our February 2003 public offering, as a designee of EarlyBirdCapital, Inc., which acted as the managing underwriter of the offering. Subsequent to the offering, Mr. Nussbaum purchased warrants to purchase 50,000 shares of common stock from EarlyBirdCapital, Inc. at a price equal to the difference between the exercise price of the warrants and the average of the last sale price of the common stock for the 45 trading day period ending the day prior to the date of sale.
(4)	Represents shares of common stock issuable upon the exercise of options.

Other than the common stock underlying the options held by John Aneralla described below, all of the selling shareholders acquired the shares of common stock underlying the warrants offered under this prospectus as a result of a public offering we consummated in February 2003.

In consideration of acting as underwriter in our February 2003 public offering, we issued warrants to EarlyBirdCapital, Inc. and its designees, which acted as the managing underwriter, to purchase an aggregate of 2,000,000 shares of our common stock. The warrants may be exercised at $4.40 per share from February 19, 2004 until February 18, 2008. The exercise price and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment in some circumstances including a stock dividend, recapitalization, reclassification, split-ups or other similar events.

The registration rights granted to EarlyBirdCapital, Inc. and its designees provide that we and the selling shareholders indemnify each other against certain liabilities, including liabilities under the Securities Act and the Exchange Act.

EarlyBirdCapital, Inc. has the right to designate one person to serve on our board of directors or to send a representative (who need not be the same individual from meeting to meeting) to observe each meeting of our board of directors. Such designee or representative, as the case may be, shall receive the same compensation as the other non-management directors (excluding the chairman of the audit committee and strategic planning committee) and shall be entitled to receive reimbursement for all reasonable costs incurred in attending such meetings, including, but not limited to, food, lodging and transportation.

We entered into a five-year Merger and Acquisition Agreement with EarlyBirdCapital, Inc. pursuant to which we will compensate them if we enter into any transaction (including an acquisition or merger, joint venture, strategic alliance or other arrangements) with persons introduced to us by EarlyBirdCapital, Inc.

On December 31, 1999 and February 1, 2002, we granted to John Aneralla, the stepson of Arthur August (chairman of the board), five year options to purchase 15,000 and 5,000 common shares, respectively, as compensation for consulting services. The exercise prices of the options are $2.53 and $1.65, respectively, the fair market value of our common shares on the date of grant of the options. The exercise price and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment in some circumstances including a merger, reorganization, consolidation, recapitalization, dividend (other than a cash dividend), stock split, reverse stock split, or other change in corporate structure affecting the number of issued shares of our common stock.

Plan of Distribution

The shares offered by the selling shareholders may be effected directly to purchasers by the selling shareholders, or by any donee, pledgee or transferee of the selling shareholders as principals, or through one or more underwriters, brokers, dealers or agents from time to time in one or more public or private transactions by any legally available means, including:

•	block trades;

•	on the American Stock Exchange or in the over-the-counter market;

•	otherwise than on the American Stock Exchange or in the over-the-counter market;

•	through the writing of put or call options relating to the common stock;

•	entering into hedging transactions with broker-dealers, and the broker-dealers may in turn engage in short sales of the shares as part of establishing and maintaining the hedge positions they entered into with the selling shareholders;

•	entering into option or loan transactions that require the selling shareholder to deliver shares to a broker-dealer which may then resell or otherwise transfer the shares pursuant to this prospectus to cover the broker-dealer's own short sales of the shares or to cover short sales of the shares by customers of the broker-dealer;

•	engaging in short sales of the common stock and delivering shares to cover such short positions;

•	the pledging of common stock to a broker-dealer and upon the default by the selling shareholder on the pledge the broker-dealer may sell the pledged shares in accordance with this prospectus;

•	through the distribution of the common stock by any selling shareholder to its partners, members or shareholders; or

•	through a combination of these methods of sale.

Any of these transactions may be effected:

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated or fixed prices.

If the selling shareholders effect transactions to or through underwriters, brokers, dealers or agents, these underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or purchasers. These discounts, concessions or commissions may be in excess of those customary for the types of transactions involved.

The selling shareholders and any broker, dealer or agent that assists in the sale of the common stock may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act. Accordingly, any profit on the sale of common stock by them and any discounts, concessions or commissions received by any of the underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Selling shareholders may also resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act. In these cases, they must meet the criteria and conform to the requirements of that rule.

We will pay all of the costs, expenses and fees incident to the registration of the shares offered under this prospectus. The selling shareholders are responsible for any costs, expenses and fees related to the offer and sale of the common stock to the public, including brokerage commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act.

We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling shareholders are responsible for brokerage commissions, if any, attributable to the sale of their common stock.

Legal Matters

The legality of the securities offered hereby has been passed upon by Graubard Miller, New York, New York.

Experts

The consolidated financial statements of CPI Aerostructures, Inc. and subsidiary as of December 31, 2003 and 2002, and for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of Goldstein Golub Kessler LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold.

•	Annual Report on Form 10-KSB for the year ended December 31, 2003.

•	Current Report on Form 8-K dated January 16, 2004

•	Current Report on Form 8-K dated March 30, 2004; and

•	The description of our common stock that is contained in our Registration Statement on Form 8-A, dated September 1, 2000.

Potential investors may obtain a copy of any of the agreements summarized herein or any of our SEC filings without charge by written or oral request directed to CPI Aerostructures, Inc., Attention: Investor Relations, 200A Executive Drive, Edgewood, New York 11717, (631) 586-5200.

Part II

Information Not Required in Prospectus

Item 14.    Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by us in connection with the registration of the common stock, other than underwriting discounts and commissions:

SEC filing fee	$279.02
Legal fees and expenses	20,000.00
Accounting fees and expenses	2,500.00
Miscellaneous	2,220.98
Total	$25,000.00

Item 15.    Indemnification of Directors and Officers

Our by-laws and certificate of incorporation include provisions permitted under New York law by which our officers and directors are to be indemnified against various liabilities. We have also entered into indemnification agreements with our executive officers and directors. We believe that these provisions and agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Lastly, we may provide liability insurance for each of our directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers. We currently maintain such liability insurance.

Item 16.    Exhibits

Exhibit Number	Name of Exhibit	No. in Document
1.1	Form of Underwriting Agreement between EarlyBirdCapital, Inc. and the Company, dated February 12, 2003. (9)	1.1
3.1	Certificate of Incorporation of the Company, as amended. (1)	3.1
3.1(a)	Certificate of Amendment of Certificate of Incorporation filed on July 14, 1998. (2)	3.1(a)
3.2	Amended and Restated By-Laws of the Company. (1)	3.2
4.7	Form of Warrant issued to designees of EarlyBirdCapital, Inc., dated February 19, 2003. (12)	4.7
**5.1	Opinion of Graubard Miller (including Consent)	N/A
10.1	1992 Stock Option Plan. (1)	10.3
10.2	1995 Employee Stock Option Plan. (3)	10.4
10.3	Form of military contract. (1)	10.7
10.4	Asset Purchase Agreement, dated September 9, 1997 by and among Kolar Machine, Inc., a New York corporation, Daniel Liguori, the Company and Kolar, Inc., a Delaware corporation and wholly-owned subsidiary of the Company. (5)	10.19
10.5	1998 Performance Equity Plan. (2)	10.28
10.6	Performance Equity Plan 2000. (4)	10.29
*10.7	Stock Option Agreement, dated August 14, 2001, between Edward J. Fred and the Company. (5)	10.35
*10.8	Stock Option Agreement, dated August 14, 2001, between Arthur August and the Company. (6)	10.36
*10.9	Employment Agreement, dated August 14, 2001, between Edward J. Fred and the Company. (7)	10.37
*10.10	Employment Agreement, dated August 14, 2001, between Arthur August and the Company. (7)	10.38
10.11	Peaceful Possession Agreement, by and among Kolar, Inc., JP Morgan Chase Bank f/k/a/ the Chase Manhattan Bank and JP Morgan Leasing, Inc., dated January 24, 2002 (without schedule). (8)	10.38
10.12	Auction Sale Agreement, among Daley-Hodkin Corporation, Kolar, Inc., JP Morgan Chase and JP Morgan Leasing, Inc., dated January 10, 2002. (8)	10.40
*10.13	Stock Option Agreement, between the Company and Arthur August, dated June 18, 2002. (9)	10.55
*10.14	Stock Option Agreement, between the Company and Edward J. Fred, dated June 18, 2002. (10)	10.56
10.15	Form of Merger & Acquisition Agreement, between EarlyBirdCapital, Inc. and the Company. (11)	10.26

Exhibit Number	Name of Exhibit	No. in Document
10.16	Registration Rights Agreement, between the Registrant and Chemical Investments, dated February 26, 2002, as assigned to Crescendo Partners, II. (11)	10.27
10.17	Schedule of Omitted Document in the form of Exhibit 10.16, including material detail in which such document differs from Exhibit 10.16. (11)	10.27.1
10.18	Letter Agreement Amending Employment Agreement, between Edward J. Fred and the Company, dated December 12, 2002. (11)	10.28
10.19	Letter Agreement Amending Employment Agreement, between Edward J. Fred and the Company, dated January 1, 2003. (11)	10.29
10.20	Letter Agreement Amending Employment Agreement, between Arthur August and the Company, dated January 1, 2003. (11)	10.30
14	Code of Business Conduct and Ethics (12)	14
21.1	Subisidiaries of the Registrant. (12)	21.1
**23.1	Consent of Goldstein Golub Kessler LLP.	N/A

*	Management compensation contract or arrangement.
**	Filed herewith.
(1)	Filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 33-49270) declared effective on September 16, 1992 and incorporated herein by reference.
(2)	Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 1998 and incorporated herein by reference.
(3)	Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 1995 and incorporated herein by reference.
(4)	Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 2000 and incorporated herein by reference.
(5)	Filed as an exhibit to Schedule 13D filed on behalf of Edward J. Fred on October 19, 2001 and incorporated herein by reference.
(6)	Filed as an exhibit to Schedule 13D filed on behalf of Arthur August on October 19, 2001 and incorporated herein by reference.
(7)	Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for September 30, 2001 and incorporated herein by reference.
(8)	Filed as an exhibit to the Company's Current Report on Form 8-K for January 22, 2002, as amended, and incorporated herein by reference.
(9)	Filed as an exhibit to Schedule 13D filed on behalf of Arthur August on July 12, 2002 and incorporated herein by reference.
(10)	Filed as an exhibit to Schedule 13D filed on behalf of Edward J. Fred on July 12, 2002 and incorporated herein by reference.
(11)	Filed as an exhibit to the Company's Registration Statement on Form SB-2 (No. 333-101902) declared effective on February 12, 2003 and incorporated herein by reference.
(12)	Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 2003 and incorporated herein by reference.

Item 17.    Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

1.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

2.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

3.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)1. and (a)(1)2. do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Edgewood, State of New York on April 6, 2004.

CPI Aerostructures, Inc.
By:	/s/Edward J. Fred
Edward J. Fred
Chief Executive Officer, President and acting Chief Financial Officer (Principal Executive, Accounting and Financial Officer), Secretary and Director

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward J. Fred and Arthur August his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward J. Fred	Chief Executive Officer, President, Secretary, acting Chief Financial Officer and Director	April 6, 2004

Edward J. Fred

/s/ Arthur August	Chairman of the Board	April 6, 2004

Arthur August

/s/ Walter Paulick	Director	April 6, 2004

Walter Paulick

/s/ Kenneth McSweeney	Director	April 6, 2004

Kenneth mcSweeney

/s/ A.C. Providenti	Director	April 6, 2004

A.C. Providenti

/s/ Eric Rosenfeld	Director	April 6, 2004

Eric Rosenfeld

EXHIBIT INDEX

Exhibit Number	Name of Exhibit	No. in Document
1.1	Form of Underwriting Agreement between EarlyBirdCapital, Inc. and the Company, dated February 12, 2003. (9)	1.1
3.1	Certificate of Incorporation of the Company, as amended. (1)	3.1
3.1(a)	Certificate of Amendment of Certificate of Incorporation filed on July 14, 1998. (2)	3.1(a)
3.2	Amended and Restated By-Laws of the Company. (1)	3.2
4.7	Form of Warrant issued to designees of EarlyBirdCapital, Inc., dated February 19, 2003. (12)	4.7
**5.1	Opinion of Graubard Miller (including Consent)	N/A
10.1	1992 Stock Option Plan. (1)	10.3
10.2	1995 Employee Stock Option Plan. (3)	10.4
10.3	Form of military contract. (1)	10.7
10.4	Asset Purchase Agreement, dated September 9, 1997 by and among Kolar Machine, Inc., a New York corporation, Daniel Liguori, the Company and Kolar, Inc., a Delaware corporation and wholly-owned subsidiary of the Company. (5)	10.19
10.5	1998 Performance Equity Plan. (2)	10.28
10.6	Performance Equity Plan 2000. (4)	10.29
*10.7	Stock Option Agreement, dated August 14, 2001, between Edward J. Fred and the Company. (5)	10.35
*10.8	Stock Option Agreement, dated August 14, 2001, between Arthur August and the Company. (6)	10.36
*10.9	Employment Agreement, dated August 14, 2001, between Edward J. Fred and the Company. (7)	10.37
*10.10	Employment Agreement, dated August 14, 2001, between Arthur August and the Company. (7)	10.38
10.11	Peaceful Possession Agreement, by and among Kolar, Inc., JP Morgan Chase Bank f/k/a/ the Chase Manhattan Bank and JP Morgan Leasing, Inc., dated January 24, 2002 (without schedule). (8)	10.38
10.12	Auction Sale Agreement, among Daley-Hodkin Corporation, Kolar, Inc., JP Morgan Chase and JP Morgan Leasing, Inc., dated January 10, 2002. (8)	10.40
*10.13	Stock Option Agreement, between the Company and Arthur August, dated June 18, 2002. (9)	10.55
*10.14	Stock Option Agreement, between the Company and Edward J. Fred, dated June 18, 2002. (10)	10.56
10.15	Form of Merger & Acquisition Agreement, between EarlyBirdCapital, Inc. and the Company. (11)	10.26

Exhibit Number	Name of Exhibit	No. in Document
10.16	Registration Rights Agreement, between the Registrant and Chemical Investments, dated February 26, 2002, as assigned to Crescendo Partners, II. (11)	10.27
10.17	Schedule of Omitted Document in the form of Exhibit 10.16, including material detail in which such document differs from Exhibit 10.16. (11)	10.27.1
10.18	Letter Agreement Amending Employment Agreement, between Edward J. Fred and the Company, dated December 12, 2002. (11)	10.28
10.19	Letter Agreement Amending Employment Agreement, between Edward J. Fred and the Company, dated January 1, 2003. (11)	10.29
10.20	Letter Agreement Amending Employment Agreement, between Arthur August and the Company, dated January 1, 2003. (11)	10.30
14	Code of Business Conduct and Ethics (12)	14
21.1	Subisidiaries of the Registrant. (12)	21.1
**23.1	Consent of Goldstein Golub Kessler LLP.	N/A

*	Management compensation contract or arrangement.
**	Filed herewith.
(1)	Filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 33-49270) declared effective on September 16, 1992 and incorporated herein by reference.
(2)	Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 1998 and incorporated herein by reference.
(3)	Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 1995 and incorporated herein by reference.
(4)	Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 2000 and incorporated herein by reference.
(5)	Filed as an exhibit to Schedule 13D filed on behalf of Edward J. Fred on October 19, 2001 and incorporated herein by reference.
(6)	Filed as an exhibit to Schedule 13D filed on behalf of Arthur August on October 19, 2001 and incorporated herein by reference.
(7)	Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for September 30, 2001 and incorporated herein by reference.
(8)	Filed as an exhibit to the Company's Current Report on Form 8-K for January 22, 2002, as amended, and incorporated herein by reference.
(9)	Filed as an exhibit to Schedule 13D filed on behalf of Arthur August on July 12, 2002 and incorporated herein by reference.
(10)	Filed as an exhibit to Schedule 13D filed on behalf of Edward J. Fred on July 12, 2002 and incorporated herein by reference.
(11)	Filed as an exhibit to the Company's Registration Statement on Form SB-2 (No. 333-101902) declared effective on February 12, 2003 and incorporated herein by reference.
(12)	Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 2003 and incorporated herein by reference.